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                                                                   EXHIBIT 10.51

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of this 22nd day of February 2001, (the "Effective Date") by and between Pamela A. Joseph (hereinafter referred to as "Employee") and NOVA Corporation, a Georgia corporation ("NOVA").


                             W I T N E S S E T H :
                             -------------------

     WHEREAS, NOVA, through its direct and indirect subsidiaries, is in the business of providing credit card and debit card transaction processing services and settlement services (including the related products and services of automated teller machines and check guarantee services) to merchants, financial institutions, independent sales organizations ("ISOs"), and other similar customers (collectively, the "Business") throughout the United States;

     WHEREAS, Employee currently serves as the President of NOVA Information Systems, Inc. and as Executive Vice President and Chief Information Officer of NOVA pursuant to an Employment Agreement between Employee and NOVA effective February 15, 1999, (the "Prior Agreement");

     WHEREAS, NOVA, or its assigns, will continue to engage in the Business throughout the United States (the "Territory");

     WHEREAS, NOVA and Employee desire to terminate the Prior Agreement, which termination shall be contemporaneous with the effectiveness of this Agreement;

     WHEREAS, NOVA desires that Employee continue to work for NOVA, and Employee desires to continue said employment, all as contemplated herein;

     NOW, THEREFORE, for and in consideration of her continued employment by NOVA pursuant to this Agreement, the NOVA Confidential Information and Trade Secrets (as hereafter defined) furnished to Employee by NOVA in order that she may continue to perform her duties under this Agreement, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment of Employee. NOVA hereby employs Employee for a period beginning as of the Effective Date and ending two (2) years thereafter (the "Initial Term"), unless Employee's employment by NOVA is sooner terminated or automatically renewed pursuant to the terms of this Agreement (Employee's employment by NOVA pursuant to the terms of this Agreement shall hereinafter be referred to as "Employment").

          (a) Employee agrees to such Employment on the terms and conditions herein set forth and agrees to devote her reasonable best efforts to her duties under this Agreement and to perform such duties diligently and efficiently and in accordance with the directions of NOVA's Chief Executive Officer.

          (b) During the term of Employee's Employment, Employee shall serve as President of NOVA Information Systems, Inc. and as Senior Executive Vice President of NOVA. Employee shall be responsible primarily for such duties as are assigned to her, from time to time, by NOVA's Chief

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     Executive Officer, which in any event shall be such duties as are customary for an officer in that positions.

          (c) Employee shall devote substantially all of her business time, attention, and energies to NOVA's Business, shall act at all times in the best interests of NOVA, and shall not during the term of her Employment be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage, or permit such personal interests as she may have to interfere with the performance of her duties hereunder. Notwithstanding the foregoing, Employee may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of her duties hereunder.

     2. Compensation. During the term of Employee's Employment and in accordance with the terms hereof, NOVA shall pay or otherwise provide to Employee the following compensation:

          (a) Employee's annual salary during the term of her Employment shall be Three Hundred Sixty Thousand and No/100 Dollars ($360,000) ("Base Salary"), with such increases (each, a "Merit Increase") as may from time to time be deemed appropriate by NOVA's Chief Executive Officer; provided, however, that so long as this Agreement remains in effect, Employee's Base Salary shall be reviewed annually by NOVA's Chief Executive Officer in each fiscal year, within a reasonable time following the availability of NOVA's financial statements for the preceding fiscal year. The Base Salary shall be paid by NOVA in accordance with NOVA's regular payroll practice. As used herein, the term "Base Salary" shall be deemed to include any Merit Increases granted to Employee.

          (b) In addition to the Base Salary, Employee shall be eligible to receive annual bonus compensation ("Bonus Compensation") in the amount, and on the terms and conditions described in the Annual Incentive Compensation Schedule attached as Exhibit A (the "Incentive Compensation Plan"). Upon
                          ---------
     written request and subject to the terms and conditions set forth in this
     Section 2(b), Employee shall be entitled to elect to receive all or part of any Bonus Compensation payable to Employee under the Incentive Compensation Plan in shares of NOVA common stock, par value $.01 per share ("NOVA Stock"), valued on the basis of the closing price of NOVA Stock on the New York Stock Exchange on the date of Employee's request (or if such date is not a trading day, on the immediately preceding trading day); provided, however, that NOVA shall not be obligated to comply with Employee's request if (i) NOVA does not have shares of NOVA Stock available for issuance or
     (ii) the issuance of NOVA Stock to Employee would be impracticable or impede, in any respect, NOVA's ongoing business operations.

          (c) NOVA may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     3. Benefits. During the term of Employee's employment, and for such time thereafter as may be required by Section 7 hereof, NOVA shall provide to Employee the following benefits:

          (a)  Medical Insurance.  Employee and her dependents shall be entitled
               -----------------
     to participate in such medical, dental, vision, prescription drug, wellness, or other health care or medical coverage plans as may be established, offered or adopted from time to time by NOVA for the benefit of its employees and/or executive officers, pursuant to the terms set forth in such plans.

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          (b)  Life Insurance.  Employee shall be entitled to participate in any
               --------------
     life insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.

          (c)  Disability Insurance.  Employee shall be entitled to participate
               --------------------
     in any disability insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.

          (d)  Vacations, Holidays.  Employee shall be entitled to at least four
               -------------------
     (4) weeks of paid vacation each year and all holidays observed by NOVA.

          (e)  Stock Option Plans.  Employee shall be eligible for participation
               ------------------
     in any stock option plan or restricted stock plan adopted by NOVA's Board of Directors or the Compensation Committee.

          (f)  Other Benefits.  In addition to and not in any way in limitation
               --------------
     of the benefits set forth in this Section 3, Employee shall be eligible to participate in all additional employee benefits provided by NOVA (including, without limitation, all tax-qualified retirement plans, non-qualified retirement and/or deferred compensation plans, incentive plans, other stock option or purchase plans, and fringe benefits) on the same basis as such are afforded to other executive officers of NOVA during the term of this Agreement.

          (g)  Terms and Provisions of Plans.  NOVA agrees that it shall not
               -----------------------------
     take action (during the term of this Agreement or the "Continuation Period," as defined in Section 7(a)) to modify the terms and provisions of any such plan or arrangement so as to exclude only Employee and/or her dependents, either by excluding Employee and/or her dependents explicitly by name or by modifying provisions generally applicable to all employees and dependents so that only Employee and/or her dependents would be affected.

          (h)  Vesting of Rights.  Upon the occurrence of a "Change in Control"
               -----------------
     (as defined in Section 7(f)) during the term of this Agreement, and regardless of whether Employee terminates this Agreement following such occurrence, and notwithstanding any provision to the contrary in any other agreement or document (including NOVA's applicable plan documents), all stock options, restricted stock, and other similar rights that have been granted to Employee and that are not vested on the date of occurrence of such an event, as well as any Deferred Compensation Plan balance that is not vested on the date of occurrence of such an event, shall become vested and exercisable immediately (collectively, the "Vested Rights"). As provided under the applicable plan or agreement, Employee shall have the right to exercise any or all of the Vested Rights.

     4. Personnel Policies. Employee shall conduct herself at all times in a businesslike and professional manner as appropriate for a person in her position and shall represent NOVA in all respects with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of NOVA applicable generally to personnel of NOVA, as adopted from time to time.

     5. Reimbursement for Business Expenses. Employee shall be reimbursed, on no less frequently than a monthly basis, for all out-of-pocket business expenses incurred by her in the performance of her duties hereunder, provided that Employee shall first document and substantiate said business expenses in the manner generally required by NOVA under its policies and procedures.

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     6.   Term and Termination of Employment.

          (a)  This Agreement shall be effective as of the Effective Date.

          (b)  Employee's Employment shall terminate immediately upon the
     discharge of Employee by NOVA for "Cause."   For the purposes of this
     Agreement, the term "Cause," when used with respect to termination by NOVA of Employee's Employment hereunder, shall mean termination as a result of:
     (i) Employee's violation of the covenants set forth in Section 10 or 11;
     (ii) Employee's willful, intentional, or grossly negligent failure to perform her duties under this Agreement diligently and in accordance with the directions of NOVA; (iii) Employee's willful, intentional, or grossly negligent failure to comply with the decisions or policies of NOVA; or
     (iv) final conviction of Employee of a felony; provided, however, that in
                                                    --------  -------
     the event NOVA desires to terminate Employee's Employment pursuant to subsections (i), (ii), or (iii) of this Section 6(b), NOVA shall first give Employee written notice of such intent, detailed and specific description of the reasons and basis therefor, and thirty (30) days to remedy or cure such perceived breaches or deficiencies (the "Cure Period"); provided,
                                                                  --------
     however, that with respect only to breaches that it is not possible to cure
     -------
     within such thirty (30) day period, so long as Employee is diligently using her best efforts to cure such breaches or deficiencies within such period and thereafter, the Cure Period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable Employee to cure such breaches or deficiencies, provided, further, that
                                                     --------  -------
     Employee continues to diligently use her best efforts to cure such breaches or deficiencies. If Employee does not cure the perceived breaches or deficiencies within the Cure Period, NOVA may discharge Employee immediately upon written notice to Employee. If NOVA desires to terminate Employee's Employment pursuant to subsection (iv) of this Section 6(b), NOVA shall first give Employee three (3) days prior written notice of such intent.

          (c) Employee's Employment shall terminate immediately upon the death of Employee.

          (d)  Employee's Employment shall terminate immediately upon thirty
     (30) days prior written notice to Employee if Employee shall at any time be incapacitated by reason of physical or mental illness or otherwise become incapable of performing the duties under this Agreement for a continuous period of one hundred eighty (180) consecutive days; provided, however, to
                                                          --------  -------
     the extent NOVA could, with reasonable accommodation and without undue hardship, continue to employ Employee in some other capacity after such one hundred eighty (180) day period, NOVA shall, to the extent required by the Americans With Disabilities Act, offer to do so, and, if such offer is accepted by Employee, Employee shall be compensated accordingly.

          (e) Employee may terminate this Agreement, upon thirty (30) days prior written notice to NOVA (the "Notice Period"), in the event (i) there is a material diminution in Employee's duties and responsibilities such that they no longer reflect duties and responsibilities customary for an executive officer of a publicly-traded company; provided, however, that
                                                     --------  -------
     NOVA's change to a privately-held company (for example, as a result of acquisition) and the corresponding change in Employee's duties and responsibilities shall not, by itself, be sufficient to qualify as a "Responsibilities Breach"; (ii) Employee is required to relocate to an office that is more than thirty-five (35) miles from Employee's current office located at One Concourse Parkway, Suite 300, Atlanta, Georgia
     30328; (iii) there is a reduction in Employee's Base Salary  payable under
     Section 2, an adverse change in the terms of the Incentive Compensation Plan, or a material reduction in benefits provided to Employee under
     Section 3 (whether occurring at once or over a period of time); or (iv) NOVA materially breaches this Agreement, (each of (i), (ii), (iii) and (iv) being referred to as a "Responsibilities

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     Breach"), and NOVA fails to cure said Responsibilities Breach within the
     Notice Period; provided, however, that with respect only to breaches that
                    --------  -------
     it is not possible to cure within the Notice Period, so long as NOVA is diligently using its best efforts to cure such breaches within such Notice Period, the Notice Period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable NOVA to cure such breaches, provided, further, that NOVA continues to diligently use its best
               --------  -------
     efforts to cure such breaches. Notwithstanding anything to the contrary in this Section 6(e), the Notice Period for any breach arising from the failure to pay compensation shall be five (5) days.

          (f) Employee may terminate this Agreement at any time, without cause, upon thirty (30) days prior written notice to NOVA.

          (g) NOVA may terminate this Agreement at any time, without cause, upon written notice to Employee.

          (h) This Agreement shall automatically renew for successive one (1) year terms (each a "Renewal Term") unless either party hereto gives the other party hereto written notice of its or her intent not to renew this Agreement no later than one hundred eighty (180) days prior to the date the Initial Term, or the then-current Renewal Term, is scheduled to expire. Employee's Employment shall terminate upon termination or expiration of this Agreement.

     7.   Termination Payments.

          (a) Upon termination of Employee's Employment, for whatever reason (other than termination for "Cause" pursuant to Section 6(b), termination by Employee pursuant to Section 6(f), expiration of this Agreement following notice of non-renewal by Employee pursuant to Section 6(h), or termination because Employee otherwise "quits" or voluntarily terminates her employment other than pursuant to Section 6(e) (each, a "Termination Exclusion")) (the effective date of such termination or expiration being referred to as the "Termination Date"), in addition to any amounts payable to Employee hereunder (including but not limited to accrued but unpaid Base Salary), and any other benefits required to be provided to Employee and her dependents under contract and applicable law:

               (i) NOVA shall pay Employee in cash an amount equal to her "Annual Base Compensation" (as defined in Section 7(f)) multiplied by two (2) (the "Severance Payment"). The Severance Payment shall be paid in twenty-four (24) equal monthly installments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs; provided, however, that:

                    (A) if Employee's Employment is terminated (other than by reason of a Termination Exclusion) within two (2) years after a Change in Control of NOVA, NOVA shall pay Employee the Severance Payment in one lump sum within thirty (30) days of the Termination Date.

                    (B) if, within the two-year period immediately following a Change in Control of NOVA, Employee's Employment is terminated by Employee pursuant to Section 6(f), because Employee "quits" or voluntarily terminates her employment or this Agreement expires following notice of non-renewal by Employee pursuant to

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                Section 6(h), such a termination shall not be deemed to be a
                Termination Exclusion for purposes of this Section 7. Accordingly, NOVA shall pay Employee an amount equal to her Annual Base Compensation multiplied by two (2), and NOVA shall pay Employee this Severance Payment in one lump sum within thirty (30) days of the Termination Date; provided, however, in such a case, (i) Employee will not be paid any Supplemental Payment and (ii) Employee will not be entitled to her Bonus Compensation if such a terminating event occurs prior to the date when any accrued Bonus Compensation would be paid to Employee (even if she was employed for the entire calendar year upon which such Bonus Compensation would be calculated).

                     (C) in the event Employee is terminated for Cause pursuant to the terms of Section 6(b), such event shall be governed by
               Section 7(b) hereof even if such Termination Date is within two
               (2) years after a Change in Control of NOVA.

               (ii) NOVA shall pay Employee an amount (the "Supplemental Payment") equal to (x) the amount of Bonus Compensation payable to Employee for the calendar year immediately preceding the year in which the Termination Date occurs (the "Prior Bonus Amount") multiplied by
          (y) a fraction, the numerator of which is the number of days beginning on January 1/st/ of the calendar year in which the Termination Date occurs and ending on the Termination Date, and the denominator of which is 365. The Supplemental Payment shall be paid to Employee concurrently with the payment of the Prior Bonus Amount; provided, however, that if the Prior Bonus Amount has already been paid to Employee, the Supplemental Payment shall be paid within 30 days of the Termination Date. In the event the Termination Date occurs in the first calendar year of Employee's employment, then the Supplemental Payment shall equal the pro rata percentage (determined using the fraction above) of the Bonus Compensation Employee would have received for the calendar year in which the Termination Date occurred had Employee remained employed for the entire calendar year in which the Termination Date occurred, and the Supplemental Payment shall be paid to Employee concurrently with NOVA's payment of Bonus Compensation generally for such calendar year.

               (iii) Notwithstanding any provision to the contrary in the NOVA Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"), the Deferred Compensation Plan Administrative Committee will exercise its sole option and sole discretion pursuant to Sections 7.02 and 9.02 of the Deferred Compensation Plan, and will determine that Employee shall become fully vested immediately in all of her Deferred Compensation Plan accounts as of the Termination Date.

               (iv) Notwithstanding any provision to the contrary in any other agreement or document (including but not limited to NOVA's applicable plan documents), all stock options, restricted stock and other similar rights that, as of the Termination Date, have been granted to Employee shall become vested and exercisable immediately upon notice of such termination and, as provided under the applicable plan or agreement, Employee shall have the right to exercise any or all of such rights. Further, in the event Employee's Employment is terminated for whatever reason (other than termination for "Cause" pursuant to Section 6(b)) within two (2) years after a Change in Control of NOVA, Employee shall have the continuing

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          right to exercise the "Qualified Options" (as defined in Section
          7(f)(iv)), at any time prior to the date which is one (1) year after the Termination Date, in accordance with their original terms (without regard to any provision thereof requiring earlier expiration upon termination of employment).

               (v) Until the earlier to occur of (x) the expiration of the Severance Period or (y) Employee becomes an employee of another company providing Employee and her dependents with medical, life and disability insurance (the period from the Termination Date until such event being referred to herein as the "Continuation Period"), NOVA shall provide to Employee and her dependents the coverage for the benefits described in Sections 3(a), (b) and (c); provided, however, such coverage shall not be provided to the extent that such coverage is generally provided through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such coverage.

During the two (2) year period following the Termination Date (the "Severance Period"), Employee shall comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below.

Except as provided in Section 7(a)(i)(B), for purposes of this Section 7(a), any accrued but unpaid Bonus Compensation shall be paid to Employee on the date that Bonus Compensation would have been payable under the Incentive Compensation Plan had termination of Employee's Employment not occurred.

          (b) In the event Employee's Employment is terminated as a result of the Termination Exclusions identified in Section 7(a), Employee shall be paid her accrued but unpaid Base Salary through the Termination Date, and any other benefits required to be provided to Employee and her dependents under contract and applicable law. Employee will not be entitled to her Bonus Compensation if Employee's Employment is terminated as a result of one of the Termination Exclusions prior to the date when any earned Bonus Compensation would be paid to Employee. In such a case, Employee shall not be entitled to any portion of her Bonus Compensation upon such termination of employment even if she was employed for the entire calendar year upon which such Bonus Compensation would be calculated.

          (c) In the event Employee's Employment is terminated as a result of one of the Termination Exclusions identified in Section 7(a), NOVA, at its sole option and its sole discretion and at any time within thirty (30) days of the Termination Date, may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of one (1) or two (2) years following the Termination Date, as set forth below:

               (i) By giving notice to Employee at any time within thirty (30) days of the Termination Date of its intent to exercise the "One Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of one (1) year following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to Employee's then Base Salary in effect immediately prior to the Termination Date multiplied by one (1) (the "One Year Payment"). The One Year Payment shall be paid by NOVA to Employee in twelve (12) equal monthly payments, the

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          first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event NOVA exercises the One Year Option, the one (1) year period following the Termination Date shall be deemed the "Exclusion Period";

               (ii) By giving notice to Employee any time within thirty (30) days of the Termination Date of its intent to exercise the "Two Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of two (2) years following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to Employee's Base Salary in effect immediately prior to the Termination Date multiplied by two (2) (the "Two Year Payment"). The Two Year Payment shall be paid by NOVA to Employee in twenty-four (24) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event NOVA exercises the Two Year Option, the two (2) year period following the Termination Date shall be deemed the "Exclusion Period".

          (d) In the event of the death of Employee, all benefits and compensation hereunder shall, unless otherwise specified by Employee, be payable to, or exercisable by, Employee's estate.

          (e)  Gross-Up Payment.

               (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of NOVA to or for the benefit of Employee as a result of a "Change in Control" or as otherwise payable under Sections 3(h) or 7(a) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(e) (a "Payment")) would be subject to the excise tax imposed by
          Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Employee of all taxes upon the Gross-Up Payment (such taxes including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, and any interest or penalties imposed with respect to such taxes), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

               (ii) Subject to the provisions of Section 7(e)(iii), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by Employee and reasonably acceptable to NOVA (the "Tax Firm"); provided, however, that the Tax
                                               --------  -------
          Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the "Accounting Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee's applicable federal income tax return will not result in the imposition of an

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

          accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by NOVA. Within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, the Tax Firm shall make all determinations required under this Section 7, shall provide to NOVA and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by NOVA to Employee within fifteen (15) days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section, any determination by the Tax Firm shall be binding upon NOVA and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Accounting Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by NOVA should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in
          Section 7(e)(iii) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NOVA to or for the benefit of Employee. In determining the reasonableness of Tax Firm's determinations hereunder, and the effect thereof, NOVA and Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and their respective tax counsel, if separate from the Tax Firm. Tax Firm's determinations hereunder, and the Accounting Opinion, shall not be deemed reasonable until Employee's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

               (iii) Employee shall notify NOVA in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by NOVA of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than thirty (30) calendar days after Employee actually receives notice in writing of such claim, and shall apprise NOVA of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the
                                                    --------  -------
          failure of Employee to notify NOVA of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Section except to the extent that NOVA is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to NOVA (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If NOVA notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

               (A) give NOVA any information reasonably requested by NOVA relating to such claim;

               (B) take such action in connection with contesting such claim as NOVA shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by NOVA and reasonably acceptable to Employee;

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

               (C) cooperate with NOVA in good faith in order effectively to contest such claim;

               (D) if NOVA elects not to assume and control the defense of such claim, permit NOVA to participate in any proceedings relating to such claim; provided, however, that NOVA shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7, NOVA shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NOVA shall determine; provided, however, that if NOVA
                                             --------  -------
                    directs Employee to pay such claim and sue for a refund, NOVA shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, NOVA's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (iv) If, after the receipt by Employee of an amount advanced by NOVA pursuant to this Section 7(e), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to NOVA's complying with the requirements of Section 7(e)(iii)) promptly pay to NOVA the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
          If, after the receipt by Employee of an amount advanced by NOVA pursuant to Section 7(e)(iii), a determination is made that Employee is not entitled to a refund with respect to such claim and NOVA does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (f) For purposes of this Agreement, the following terms shall be defined as follows:

               (i)  "Change in Control" shall mean:

                    (A) The acquisition (other than from NOVA) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, any employee benefit plan of NOVA or its subsidiaries which acquires beneficial ownership of voting securities of NOVA) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
                         Act) of 25% or more of either the then outstanding shares of NOVA Stock or the combined voting power of NOVA's then outstanding voting securities entitled to vote generally in the election of directors; or

                    (B) The consummation by NOVA of a reorganization, merger, consolidation, in each case, with respect to which the shares of NOVA voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of NOVA or of the sale of all or substantially all of the assets of NOVA; and

                    (C) The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the board of directors of (i) NOVA, if NOVA remains a publicly-traded company, or (ii) the ultimate parent company, if NOVA becomes a direct or indirect subsidiary of another company.

                    (i.e., either (A) and (C) or (B) and (C) must occur in order to constitute a Change in Control for purposes of this definition).

                    Notwithstanding the foregoing definition, a leverage buyout transaction whereby NOVA becomes a privately-held company and the management of NOVA obtains an equity interest in NOVA or its successor as part of such transaction shall not constitute a Change in Control for purposes of this Agreement.

              (ii) "Annual Base Compensation" means the greater of (x) Employee's Base Salary in effect on the Termination Date, or (y) the greatest Base Salary of Employee in effect during the calendar year immediately prior to the calendar year in which the Termination Date occurs.

              (iii) "Incumbent Board" shall mean the members of the Board of Directors of NOVA as of the Effective Date hereof and any person becoming a member of the Board of Directors of NOVA hereafter whose election, or nomination for election by NOVA's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of NOVA, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).

               (iv) "Qualified Options" shall meanall stock options, restricted stock, and other similar rights (a) granted to Employee prior to the date hereof (whether vested or unvested), that entitle Employee to acquire NOVA Stock for a price per share equal to or greater than $17.92; or (b) granted to Employee on or after the date of this Agreement.

     8. Products, Notes, Records and Software. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled, or used by Employee or made available to her during the term of her Employment concerning or relative to the Business, including, without limitation, all customer data, billing information, service data, and other technical material of NOVA is and shall be NOVA's property. Employee agrees to deliver without demand all such materials to NOVA within three (3) days after the termination of Employee's Employment. Employee further agrees not to use such materials for any reason after said termination.

     9.   Arbitration.

          (a) NOVA and Employee acknowledge and agree that (except as specifically set forth in Section 9(d)), any claim or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in Atlanta, Georgia, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or
     controversy.   NOVA and Employee further acknowledge and agree that either party must request arbitration of any claim or controversy within one (1) year of the date of the event giving rise to the claim or controversy by giving written notice of the party's request for arbitration. Failure to give notice of any claim or controversy within one (1) year of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

          (b) All claims or controversies subject to arbitration pursuant to
     Section 9(a) above shall be submitted to arbitration within six (6) months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Georgia and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings.

          (c) NOVA and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. NOVA and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

          (d) Notwithstanding the arbitration provisions set forth herein, Employee and NOVA acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Sections 10 and 11 of this Agreement nor shall such provisions prevent NOVA from seeking equitable relief from a court of competent jurisdiction for violations of Sections 10 and 11 of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. Employee and NOVA further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers' compensation or unemployment compensation.

     10.  Nondisclosure.

          (a) NOVA Confidential Information.  Employee acknowledges and agrees
              -----------------------------
     that because of her Employment, she will have access to proprietary information of NOVA concerning or relative to the Business (collectively, "NOVA Confidential Information") which includes, without limitation, technical material of NOVA, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of NOVA, and any information marked "Confidential" by NOVA. Employee acknowledges and agrees that NOVA Confidential Information is and shall be NOVA's property. Employee agrees that during the term of her Employment, Employee shall keep NOVA Confidential Information confidential, and Employee shall not use NOVA Confidential Information for any reason other than on behalf of NOVA pursuant to, and in strict compliance with, the terms of this Agreement. Employee further agrees that during the Severance Period or the Exclusion Period, as applicable, Employee shall continue to keep NOVA Confidential Information confidential, and Employee shall not use NOVA Confidential Information for any reason or in any manner.

          (b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) of this Section 10 with respect to information which:

              (i) becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee's obligations under this Agreement;

              (ii) becomes available to Employee from a source which is unrelated to her Employment or the exercise of her duties under this Agreement, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with NOVA; or

              (iii) is required by law to be disclosed.

          (c) Trade Secrets.  Employee acknowledges and agrees that because of
              -------------
     her Employment, she will have access to "trade secrets" (as defined in the Uniform Trade Secrets Act, O.C.G.A. (S) 10-1-760, et seq. (the "Uniform
                                                       -- ---
     Trade Secrets Act")) of NOVA ("Trade Secrets"). Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of "trade secrets" under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.

     11.  Covenants Not to Solicit or Compete.

     Employee acknowledges and agrees that, because of her Employment, she does and will continue to have access to confidential or proprietary information concerning merchants, associate banks and ISOs of NOVA and shall have established relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants, and suppliers used to service such merchants, associate banks and ISOs. Employee agrees that during the term of her Employment and continuing throughout the Severance Period or the Exclusion Period, as applicable, Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind:

          (a) compete with NOVA in providing credit card and debit card transaction processing services within the Territory or otherwise associate with, obtain any interest in (except as a shareholder holding less than five percent (5%) interest in a corporation traded on a national exchange or over-the-counter), advise, consult, lend money to, guarantee the debts or obligations of, or perform services in either a supervisory or managerial capacity or as an advisor, consultant or independent contractor for, or otherwise participate in the ownership, management, or control of, any person, firm, partnership, corporation, or unincorporated association of any kind which is providing credit card and debit card transaction processing services within the Territory;

          (b) solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by NOVA in connection with the Business, any person or entity that during the term of Employee's Employment was a merchant, associate bank, ISO or customer (including any actively-sought prospective merchant, associate bank, ISO or customer) of NOVA and with whom Employee had material contact or about whom Employee learned material information during the last twelve (12) months of her Employment;

          (c) persuade or attempt to persuade any merchant, associate bank, ISO, customer, or supplier of NOVA to terminate or modify such merchant's, associate bank's, ISO's, customer's, or supplier's relationship with NOVA if Employee had material contact with or learned material information about such merchant, associate bank, ISO, customer or supplier during the last twelve (12) months of her Employment; or

          (d) persuade or attempt to persuade any person who (i) was employed by NOVA as of the date of the termination of Employee's Employment and (ii) is in a sales or management position with NOVA at the time of such contact, to terminate or modify her employment relationship, whether or not pursuant to a written agreement, with NOVA, as the case may be.

     12. New Developments. Any discovery, invention, process or improvement made or discovered by Employee during the term of her Employment in connection with or in any way affecting or relating to the Business (as then carried on or under active consideration) shall forthwith be disclosed to NOVA and shall belong to and be the absolute property of NOVA; provided, however, that this provision does not apply to an invention for which no equipment, supplies, facility, trade secret information of NOVA was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the Business or (ii) to NOVA's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for NOVA.

     13. Remedy for Breach. Employee acknowledges and agrees that her breach of any of the covenants contained in Sections 8, 10, 11 and 12 of this Agreement would cause irreparable injury to NOVA and that remedies at law of NOVA for any actual or threatened breach by Employee of such covenants would be inadequate and that NOVA shall be entitled to specific performance of the covenants in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of NOVA to claim and recover damages against Employee for any breach of this Agreement in addition to injunctive relief. Employee acknowledges and agrees that the covenants contained in Sections 8, 10, 11 and 12 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against NOVA, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by NOVA of said covenants.

     14. Reasonableness. Employee has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred on NOVA under this Agreement, and Employee hereby acknowledges and agrees that:

          (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon NOVA, are necessary to protect the goodwill and other value of the Business;

          (b) the restrictions placed upon Employee hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent her from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure the Business and goodwill of NOVA;

          (c) NOVA is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning the Business; and

          (d) Employee's Employment places her in a position of confidence and trust with NOVA and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.

     15. Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.
The terms of the non-competition provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the non-competition is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of non-competition is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable. The parties further agree to submit any issues regarding such modification to a court of competent jurisdiction if they are unable to agree and further agree that if said court declines to so amend or modify this Agreement, the parties will submit the issue of amendment or modification of the non-competition covenants in this Agreement to binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any such arbitration hearing will be held in Atlanta, Georgia, and this Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, including this arbitration provision.

     16. Full Settlement and Legal Expenses. NOVA's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which NOVA may have against the

Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. NOVA agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any legitimate, non-frivolous contest (regardless of the outcome thereof) by NOVA or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any legitimate, non-frivolous contest by the Employee about the amount of any payment pursuant to
Section 7 of this Agreement), plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. NOVA will not be bound to pay any legal fees or expenses arising out of baseless, meritless or frivolous contests brought hereunder by Employee or others. A contest will be deemed baseless, meritless and/or frivolous if a court or other arbiter assesses penalties or sanctions for bringing said contest, or a court or other arbiter dismisses said contest for failure to state a colorable claim.

     17. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

     18. Waiver of Breach. The waiver by NOVA of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     19. Successors and Assigns. This Agreement shall inure to the benefit of NOVA, its subsidiaries and affiliates, and their respective successors and assigns. This Agreement is not assignable by Employee but shall be freely assignable by NOVA.

     20. Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

          (i)  If to Employee, to:

               Pamela A. Joseph
               580 Owens Farm Road
               Alpharetta, Georgia 30004

          (ii) If to NOVA, to:

               NOVA Corporation
               One Concourse Parkway
               Suite 300
               Atlanta, Georgia 30328
               Attention:  Edward Grzedzinski
                           Chief Executive Officer

               With a copy (which shall not constitute notice) to:

               NOVA Corporation
               One Concourse Parkway
               Suite 300
               Atlanta, Georgia 30328

               Attention:  Cherie Fuzzell
                           General Counsel

     21. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all other prior negotiations, commitments, agreements and understandings (written or oral) between the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement, which is hereby terminated. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     22. Indemnification. At all times during and after Employee's Employment and the effectiveness of this Agreement, NOVA shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that NOVA provide such indemnification.

     23. Survival. The provisions of Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 20, 22, 23 and 24 shall survive termination of Employee's Employment and termination of this Agreement.

     24. Withholding. All payments required to be made by NOVA under this Agreement will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. Nothing in this Section shall be construed to reduce Employee's right to payments described in
Section 7(e).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above shown.

                              "EMPLOYEE":


                              By: /s/ Pamela A. Joseph
                                 -----------------------
                                  Pamela A. Joseph


                              "NOVA":

                              NOVA Corporation


                              By: /s/ Edward Grzedzinski
                                 -----------------------
                                  Edward Grzedzinski
                                  Chairman, CEO and President

                                   EXHIBIT A
                                   ---------

                    Annual Incentive Compensation Schedule

* Payment of annual incentive compensation (the "Bonus Payment") to be based upon relative achievement of Targeted Net Income (as defined).

* Net Income is Net Income determined in accordance with GAAP as determined from the annual audited Financial Statements, as adjusted to exclude non-operating gains and losses.

*    Targeted Net Income will be established annually by the Board of Directors.

*    The Bonus Payment will be calculated by following the steps outlined below:

     (1) Determining the percentage equivalent to a fraction, the numerator of which is Net Income and the denominator of which is Targeted Net Income (such percentage being referred to as the "Actual/Targeted Ratio").

     (2)  Values will be calculated based on (A) through (E):

          (A)  For each full percentage point (up to 84%) by which the
                   ----
               Actual/Targeted Ratio equals or exceeds 80%, a value of 1% will be awarded.

          (B)  For each full percentage point (up to 89%) by which the
                   ----
               Actual/Targeted Ratio exceeds 84%, a value of 2% will be awarded.

          (C)  For each full percentage point (up to 94%) by which the
                   ----
               Actual/Targeted Ratio exceeds 89%, a value of 3% will be awarded.

          (D)  For each full percentage point (up to 99%) by which the
                   ----
               Actual/Targeted Ratio exceeds 94%, a value of 4% will be awarded.

          (E)  For each full percentage point (up to 150%) by which the
                   ----
               Actual/Targeted Ratio exceeds 100%, a value of 1% will be awarded. (note: for this purpose, no value will be awarded for
                         ----
               equaling 100%).

     (3) The sum of the values calculated in (A) through (E) (the "Bonus Percentage") shall be multiplied by Employee's then current Base Salary to yield the Bonus Payment.

     Examples:
     ---------

     . If the Actual/Targeted Ratio is 92%, the Bonus Percentage would be 29%. This is calculated by adding:

                     5%  (1% for 80-84% of Actual/Targeted Ratio)
               + 15% (2% for 85-89% of Actual/Targeted Ratio) + 9% (3% for 90-92% of Actual/Targeted Ratio)
                   ----------------------------------------------
                    29%

          Employee's Bonus Payment would be equal to Employee's then-current Base Salary multiplied by 29%.

     . If the Actual/Targeted Ratio is 112%, the Bonus Percentage would be 62%. This is calculated by adding:

                     5%  (1% for 80-84% of Actual/Targeted Ratio)
               +    10%  (2% for 85-89% of Actual/Targeted Ratio)
               +    15%  (3% for 90-94% of Actual/Targeted Ratio)
               +    20%  (4% for 95-99% of Actual/Targeted Ratio)
               +     0%  (0% for 100% of Actual/Targeted Ratio)
               +    12%  (1% for 101-112% of Actual/Targeted Ratio)
                   -----------------------------------------------
                    62%

          Employee's Bonus Payment would be equal to Employee's then-current Base Salary multiplied by 62%.

* The foregoing notwithstanding, in order for any bonus to be payable with respect to any calendar year, the "Revenue" (as defined below) for such calendar year must equal or exceed 105% of the Revenue for the immediately preceding calendar year. "Revenue" means revenue of NOVA determined in accordance with GAAP as determined from the annual audited Financial Statements, as adjusted to exclude non-operating items.

* Notwithstanding anything to the contrary in this Agreement, in order to receive Bonus Compensation for any calendar year, Employee must be employed by NOVA on the last day of such calendar year.